Exhibit 99.1

Set forth below is an e-mail communication dated January 23, 2016 from Joseph Zimmel to the Company’s General Counsel, with copies to the Company’s Chief Executive Officer, chairman of the board of directors, and external legal counsel.

From: Joe Zimmel

Sent: Saturday, January 23, 2016 2:35 PM

To: Goff, Stacey W. (CenturyLink, Inc.); Robinson, Eric S.; Post, Glen F., III (CenturyLink, Inc.); Bill Owens

Subject:

Dear Stacy,

So you don’t waste a lot of time on this over the weekend let me make myself explicitly clear.

I believe any disclosure that presents anything less than a clear statement of the facts is misleading in a material way. The facts are very clear based upon my conversations with all the directors. No independent and disinterested director was consulted before the decision to get me off the board. When informed after the fact of the action taken all opposed it. They said it was wrong, that it was not good for the company, that I added a lot of value, that I was an important and needed voice on the board.

The action was taken after several directors meeting in Monroe decided I had to go. They planned to have Bill meet with me and present an ultimatum as a done deal Which he did.

Any mincing of words, like you suggested, such as how he didn’t talk to all the directors as if it was a procedural oversight (when in fact the several directors meeting in Monroe explicitly wanted to exclude the other directors) and implying that because he is Chairman of the Board he had authority to take this action (which he does not) is deliberately misleading in a material way.

It was a bad decision, badly executed and not made with proper governance and with consideration of the interests of all the shareholders.

The facts are the facts.

As a solution, why don’t you just put out my statement in the press release and 8K as I gave it to you and attribute it to me. You can say the Company disagrees and offer anything else you want.

At least that way the truth will be in the public domain. I will be satisfied that the market has a complete and accurate picture in order to evaluate its investment in CTL. The market can decide what it will.

Anything short of disclosing the full and accurate account of events would be misleading in a material way. In good conscience (and as a shareholder) I could not abide by that. I hope you don’t do that.

Best,

Joe